Exhibit 10.7

AMENDMENT TO AND RESTATEMENT OF

THE PAYMENT ARRANGEMENT PARTICIPATION AGREEMENT

BANCO ORIGINAL S.A., with its principal place of business in São Paulo, SP, at R. Porto União, 295 – Brooklin, São Paulo - SP, 04568-020, enrolled with the National Corporate Taxpayers’ Register (CNPJ) under No. 92.894.922/0001-08, herein represented in accordance with its By-Laws, by its undersigned officers (“Original”); and

PICPAY SERVIÇOS S.A., with its principal place of business at Avenida Manuel Bandeira, 291, Atlas Office Park Condominium, Block A, 1st floor – offices 22 and 23, 2nd floor and 3rd floor, and Block B, 3rd floor – offices 43 and 44, Vila Leopoldina, in the City of São Paulo, State of São Paulo, Postal Code 05317-020, enrolled with the CNPJ/MF under No. 22.896.431/0001-10, herein represented pursuant to its By-Laws, by its undersigned officers, hereinafter referred to as “Picpay” and, jointly with Original, “Parties”;

WHEREAS:

i.	On November 27, 2018, the Parties entered into the Payment Arrangement Participation Agreement (“Agreement”);

ii.	On August 13, 2020, the Parties executed the 1st Amendment to the Agreement, amending contractual provisions; and

iii.	The Parties wish to restate the amendments into a single instrument.

NOW, THEREFORE, the Parties, by mutual and common agreement, sign this Amendment to and Restatement of the Agreement (“Restated Agreement”), which shall be governed by the following clauses and conditions.

1.	Subject Matter. The subject matter of this agreement is the establishment of general conditions for Original’s participation in the payment arrangement instituted by PicPay.

2.	Characteristics of the Arrangement. The purpose of the Arrangement is to permit that its end users make payments or transfers. The Users may only be holders of Virtual Credit Cards to be issued by Original for use exclusively in the Brazilian territory.

3.	Original’s Role. Original shall participate in the Arrangement in the capacity as issuer of the post-paid payment instrument (Virtual Credit Card), permitting payment transactions and transfers by means of the Application.

4.	PicPay’s Role. PicPay shall act in the capacity as institution and accreditor of the Arrangement, to qualify receivers for acceptance of the payment instrument issued by Original and participate in the process of settlement of the payment transactions as Original’s creditor.

5.	Application. The Application for mobile devices developed and maintained by PicPay is the only means for use of the Virtual Card. The Application may offer other functionalities not related to Original, other functionalities of interest to PicPay and/or serve as Payment Institution for other arrangements instituted by PicPay.

6.	PicPay Mastercard Credit Card. The Credit Card is designed exclusively for individuals registered in the PicPay Application (“Application)”, for use in Brazil and abroad, issued in the hybrid modality (linked to PicPay Payment Arrangements and to the Mastercard Brand) and multiple modality (with debit and credit functions), being a payment instrument for the acquisition of goods and services, withdrawals in cash, payment of bills, and other payment services, including between individuals.

8.	Brand. The Credit Card shall be issued with the PicPay and Mastercard Brands, it being understood that the latter is the company that owns the trademark licensed to Original and defines the rules of operation of its Payment Arrangement.

9.	Types of payment transaction provided. In addition to the payment transaction set forth in item 10 of the Agreement, the User may also use the PicPay Mastercard card to purchase goods and services in the debit and credit functions, in Brazil and abroad, in establishments accredited to the Mastercard brand, withdrawals in cash, payment of bills and other payment services available in the product.

10.	Payment of the operational costs. Original shall pay the standard costs inherent in the card issuance business, as described below:

a.	Costs to process the debit and credit transactions;

b.	Costs to process and use the trademark of the Mastercard brand;

c.	Costs incurred with fraud prevention and transactional Backoffice of credit transactions.

10.1	Supplementary outsourced services. Since these costs are not contemplated in the services agreement between Original and the outsourced service provider, the costs for the issue of SMS, Web Services and Login Deductible, if consumed by PicPay and charged by the processor, shall be assumed and paid by PicPay.

10.2	Manufacturing, customization and preparation for delivery of the plastics. The Parties shall equally incur the standard costs of manufacturing and customization of the plastics, which consider the following characteristics:

a.	Plastic (White PVC and Embossing) - Not contemplating instrument-print

b.	Standard chip (dual interface)

c.	Handling of Customization of Logos.

d.	Handling of the kit + envelope + card holder (z folding model)

e.	Envelope Void.

f.	Data Preparation.

10.2.1	Customization of the Manufacture. In case the cost of the material and/or of the process exceeds the standard cost of plastic assumed by Original in view of the accessory aspects, PicPay shall assume the additional cost in full. The supplier shall be directly paid by Original, which, in turn, shall be reimbursed by PicPay.

10.2.2	Manufacture of PicPay Debit Card. In those cases in which PicPay institutes an action to issue and deliver PicPay Mastercard cards only for operation of the PicPay prepaid payment account (“PicPay Debit Card”), without the corresponding accession to the credit card, the costs of plastics shall be fully assumed by PicPay and reimbursed to Original.

10.2.2.1	If, after issue of the PicPay Debit Card, the user activates the credit function in the same plastic, Original shall reimburse PicPay for the cost of issue of the Card pursuant to the provisions of item 10.2. Original shall not reimburse any costs spent by way of customization, pursuant to the provisions of section 10.2.1.

10.3	Delivery of the cards to the users. Original shall fully assume the costs to deliver the cards at the value of Original’s standard modality of delivery, i.e.: Simple FAC modality of the Brazilian Mail – without trackability of delivery.

10.3.1.	Customization of the Delivery. In case the delivery modality defined by PicPay differs from Original’s standard modality and the cost thereof is higher than the standard cost, PicPay shall fully assume the additional cost. The supplier shall be directly paid by Original, which, in turn, shall be reimbursed by PicPay.

10.3.2	Delivery of PicPay Debit Card. In those cases in which PicPay institutes an action to issue and deliver PicPay Mastercard cards for operation of the PicPay prepaid payment account (“PicPay Debit Card”), without the corresponding accession to the credit card, the costs to delivery the cards shall be fully assumed by PicPay and reimbursed to Original.

10.3.2.1	If, after delivery of the PicPay Debit Card, the user activates the credit function in the same plastic, Original shall reimburse PicPay for the cost of delivery of the Card pursuant to the provisions of item 10.3. Original shall not reimburse any costs spent by way of customization, pursuant to the provisions of section 10.3.1.

10.4.	Leaflets. PicPay shall create and reproduce advertising material for publicity of the Credit Card, incurring the payment and assuming all necessary costs for this operation.

10.5.	Customization of the processing system. The costs resulting from the customization of systems of the company contracted for the processing and authorization activities shall be incurred by the Party that requests such customization.

10.6.	Additional services. Any other service that is specifically provided to PicPay, at its request, and the cost of which exceeds the standard cost of standard service contracted by Original, o PicPay shall reimburse Original for the additional cost.

11.	Challenge of transactions. Without prejudice to item 32, which shall be valid for payment transactions within PicPay Payment Arrangement, Original is responsible for managing the process of challenge of payment transactions within the Mastercard Payment Arrangement and the resulting debit of accepted challenges (chargeback) is a burden of Original.

12.	Frauds. PicPay shall be liable for frauds committed with the PicPay card in the debit function, it being understood that:

a.	PicPay shall not be held liable for frauds committed in credit payment transactions in the Mastercard Payment Arrangement, except in those situations where the fraud has occurred due to failures in the card sale/original process or failures in the PicPay system.

b.	PicPay shall be liable for frauds committed in credit payment transactions in the PicPay Payment Arrangement, except in those situations where the fraud has occurred due to failures in the systems of Original.

13.	User Assistance and Backoffice. Without prejudice to the provisions of item 35, PicPay shall provide the initial assistance to all Users of the PicPay Card.

13.1	In cases involving issues on the debit function of the Card and on the payment transactions in the PicPay Payment Arrangement, the assistance shall follow a flow defined and operated exclusively by PicPay.

13.2.	In cases involving the payment transactions of the Mastercard Payment Arrangement, first there will be attempts at resolving the doubts of the User by means of the online assistance provided by PicPay. If the resolution and closing of the assistance is not possible, PicPay shall reinforce Original’s contact telephone numbers, directing the user to human assistance. In this case, the assistance shall follow a flow defined and operationalized by Original and/or its service providers.

13.3	Each Party shall be liable for the respective costs resulting from maintenance of the assistance with the users.

14.	Collection and Recovery of Credits. In the event of default or existence of evidence of aggravation of risks in the Credit Card Holder, PicPay shall assist Banco Original in the process of item 14. Collection and Recovery of Credits, providing information and contacting the Holder for the purpose of making the due collection. These contacts may be made by e-mail, SMS, push or other means understood as the most effective, upon adjustment of the messages to the communication standards agreed between the Parties. In addition, PicPay may develop functionalities to enter into settlements and generate payment slips and other means of collection of funds subject to collection through its APP, upon alignment with the area in charge at Banco Original.

15.	Information to regulators. Whenever necessary and provided it is not directly requested to PicPay, Original shall provide all information relating to the card issue business that may be requested by regulatory bodies, with the collaboration of PicPay.

16.	Virtual Credit Card. It shall be identified by a Virtual Card number defined by Original and linked to the paying User, and it is designed for payment transactions and transfers that are not conditional upon the prior contribution of funds.

17.	Contracting of Virtual Credit Card. The contracting of Virtual Credit Card with Original is conditional upon the grant of credit and upon the validation of the User’s data. The grant of credit is an exclusive prerogative of Original. The identity and other data of the Users shall be validated by PicPay in accordance with a procedure approved by Original. PicPay shall strictly comply with the validation procedure and inform to Original the Users whose record has been approved in accordance with such procedure.

18.	Criteria and conditions to provide limits. It is exclusively incumbent upon original to determine and be liable for the maximum credit limit to be granted to the User. Any default of the Users is an exclusive burden of Original.

19.	Virtual Card Cancellation/Blocking. PicPay may unilaterally block the use of the Virtual Card in the events set forth in the Terms of Use of the Application, but it shall, however, immediately inform Original, and Original may unilaterally cancel or block the Virtual Card in the events set forth in the Virtual Credit Card Accession Agreement.

20.	Types of payment transaction provided. The Users may use their Virtual Card to make transfers or payments to individuals or legal entities holding Prepaid Payment Accounts managed by PicPay itself, including, but not limited to, companies, stores and professionals, purchase of goods or services, payment of accounts and other payment services provided in the Application. The transactions may be carried out in cash or in installments, both on account of the Receiver and of the Paying User. No prior contribution of funds to the Virtual Card is permitted.

21.	Procedures of the payment transaction. The payment transactions requested by the Users shall be transmitted by PicPay to Original electronically, with security requirements and requirements of authentication of the parties. Original, in turn, will inform if it authorizes or rejects the transaction. Even if it is authorized by Original, PicPay may reject the transaction based on its security criteria. If the transaction is rejected by Original, PicPay shall respect the decision.

22.	Challenge of transactions. PicPay is responsible for managing the procedure of challenge of payment transactions and the debit resulting from accepted challenges (chargeback) shall be incurred by PicPay.

23.	Settlement. Original shall settle the authorized payment transaction and provide the respective funds for free operation in a checking account held by PicPay with Original itself. The settlement term shall be defined in accordance with the term negotiated with the Receiver and previously informed to Original. In the event of late settlement by Original to PicPay, the amount shall be increased by thirty-three thousandths (0.033%) per day, not capitalized, calculated on a pro rata temporis basis and by way of interest for late payment.

23.1	Transfer of amounts. Original shall provide PicPay with the amount of each transaction, withholding, however, a specific percentage, which relates to the term negotiated between PicPay and the Receiver, in accordance with Exhibit I to this Agreement.

23.2.	The amounts may be renegotiated at any time, by mutual agreement between the Parties, taking into account, especially, the conditions and the dynamics of the contractual relationship, upon execution of an amendment to this Agreement.

24.	Invoice to the User. PicPay is responsible for invoicing the User. Original shall send, every cut-off date, the file of invoices to PicPay, which shall generate the layout and transmit them to the Users by means of the Application and/or by other means.

25.	Assistance to the User. PicPay is responsible for providing assistance to the Users. PicPay shall provide the direct communication with the Users by means of its service channels to resolve doubts and receive complaints relating to the use of the Virtual Card, transactions, interest, charges, credit limits (contracting, renewal and cancellation) and invoices (explanations of the information presented in the invoice). Original shall maintain a team to assist PicPay in relation to the matters that depend on information or decisions of Original.

26.	Responsibilities of PicPay. PicPay shall:

a)	offer the Virtual Card to the users of its platform as strictly defined by Original;

b)	after the credit request made by the User, send the record information to Original, pursuant to the applicable legislation and whenever required by Original, and capture the images of the Identification documents and Taxpayer Card (CPF) of the users;

c)	provide the User with the Virtual Card Accession Agreement with its conditions of use;

d)	monthly present to the User the virtual card invoice, which shall contain at least, but not limited to, the following information: payment slip with barcode, credit limits, invoice coming due, invoiced closed; rate of conventional interest of the period, default charges, taxes, Total Effective Cost (CET) of the period and the annual cost of the credit transactions;

e)	present to the User the settlement documents and annual statement;

f)	settle the payments made by means of use of the Virtual Card with the Receiving Users, in accordance with the agreed terms and conditions;

g)	analyze the transactions or transaction amounts challenged;

h)	provide the Users with a communication channel for the receipt of renegotiation;

i)	mediate disputes between Paying Users and Receivers;

j)	define its rules on the prevention of fraud and comply with those required by Original;

k)	validate the Address provided by the user;

l)	monitor performance of the system that authorizes the Virtual Card, always monitoring it and taking the measures required to maintain its stability; and

m)	monitor the quality of transactions and the volume of cash subject to the Arrangement and to PicPay, in the capacity as accreditors, for purposes of compliance with the regulations of the Brazilian Monetary Council and of the Central Bank of Brazil, and be liable for obtaining the necessary approvals to continue the Arrangement instituted.

27.	Responsibilities of Original. Original agrees to:

a)	inform PicPay of any changes in the credit limit granted to the Users;

b)	receive the record information of PicPay and feed the Record with them, in compliance with the applicable rules;

c)	inform PicPay of the Users whose record data have been rejected and approved;

d)	prepare the Virtual Card Accession Agreement with its conditions of use;

e)	define rules on the authorization of transactions;

f)	record the payment slips issued in the CIP invoices, dealing with any rejections and payments not processed and/or rejected;

g)	make the transfer of funds to PicPay in accordance with the settlement rules;

h)	to the extent that it is required to do so pursuant to the regulation, keep the regulatory bodies informed of the provisions and progress of the transactions, especially with respect to accounting, regulatory and tax matters;

i)	be liable for the policy and process of the renegotiation of debts originating from use of the Virtual Card; and

j)	be liable for the inclusion and exclusion of the data of the clients in the credit protection bodies.

28.	Mutual obligations. The parties agree to:

a)	perform its activities by using the best existing technique, for the purpose of achieving the best possible result;

b)	be solely and fully liable for performance of its activities, providing all resources required for such purpose and managing the designated professionals;

c)	request the other Party to provide all operational information it may deem necessary, based on its technical knowledge and experience;

d)	maintain and, whenever applicable, renew the records, licenses and other legal and technical requirements for performance of its activities and of this agreement, promptly showing to the other Party the corresponding proofs, whenever requested, throughout the term of effectiveness of this agreement;

e)	immediately notify, in writing, any nonconformity, event, impediment, error or omission that may in any way affect the performance of its activities or its time of performance, including events relating to deviation of function, suspension, revocation or expiry of the registrations and licenses or, also, interference by its agents in relation to the professionals designated by the other Party;

f)	timely regularize the activities or procedures that are inadequate or incompatible with the specifications defined in this agreement and in the Supplementary Procedures;

g)	keep the other Party informed of the progress of the activities and results reached, explaining any doubts that may arise and also attending meetings;

h)	allow the other Party to permanently monitor the evolution of the activities, even conducting, at its sole discretion, on its account or on account of third parties, audits in its premises and requesting documents and information, which shall be promptly provided;

i)	cooperate with quality verification process and verification of responsibilities;

j)	care for the safekeeping and conservation of assets, data, files and documents provided, providing the return or destruction thereof, at the request of the other Party and without additional lien;

k)	comply with the applicable law, especially the rules governing intellectual property, consumer, security and confidentiality, environmental preservation rights, social responsibility of the companies and anticorruption rules, being fully liable for the violations it may cause;

l)	designate an authorized representative to monitor the progress of the activities, inspect and resolve possible existing doubts;

m)	allocate professionals from among their advisors, agents and employees, who shall be able and professionally qualified to perform and carry out the subject matter of this agreement, in a sufficient number to comply with their respective obligations;

n)	assume full administrative, financial and legal liability relating to any type of installation of software or technologies required for compliance with their obligations, which liability shall not be in any way a joint liability;

o)	provide the necessary support to achieve the subject matter of this agreement in its full extent;

p)	perform the portion hereof it is required to perform, caring for the good quality of the actions, seeking to improve the efficiency, efficacy, effectiveness and economy in the performance of the subject matter hereof;

q)	grant the other Party access to any information that relates to the subject matter of this agreement;

r)	neither to assign nor to transfer the rights and obligations hereunder without the prior and express authorization of the other Party;

s)	assume responsibility for all acts and/or omissions of their employees and/or agents, as well as for all damages of any kind caused to the other Party and/or to third parties as a result of the performance of the activities carried out hereunder;

t)	be liable for the civil, labor, social-security, tax, insurance, administrative and socioenvironmental obligations, to ensure the resolution of facts for which the other Party may be held liable, until the respective rights are barred by the statute of limitations or peremption;

u)	fully incur the redress for proved losses and damages, of any kind, caused to the other Party or to third parties as a result of the legal relationship established by means of this Agreement, including the losses resulting from frauds and failures in the quality of the activities performed or violation of rights of personality, intellectual property rights and confidentiality.

28.1.	The amount of the award of damages, which shall include costs and attorneys’ fees, shall be adjusted based on the variation of the IGPM (General Market Price Index) disclosed by the FGV (Getúlio Vargas Foundation) or, in the lack thereof, on another index that may substitute or represent it, from the date of the harmful event to the date of the reimbursement, plus, in the event of default, a ten percent- (10%)-fine and late payment interest at the rate of one percent (1%) per month.

28.2.	The liability of the Parties, for any reason, with respect to the performance or nonperformance of their activities, resulting from any kind of complaint or demand, shall be unlimited.

29.	Intellectual property. The trademarks, patents, industrial designs, applications, databases, preexisting materials of Original are fully and exclusively owned by Original or licensed thereto, it being understood that this item includes, without limitation, the methodology for grant of the credit. Similarly, the trademarks, patents, industrial designs, applications, databases, preexisting materials of PicPay are fully and exclusively owned by PicPay or are licensed thereto.

30.	Use of the trademarks. The Parties shall not use the trade names, trademarks, logos and other distinctive signs of each other, even if as mere reference, in any means and on any account, without the prior, express and written authorization of the other Party.

31.	No violation. The Parties warrant that the preexisting materials owned by them neither breach nor will breach any intellectual property or personality rights, patents or trade secrets of third parties, taking full responsibility for the losses resulting from any judicial or administrative proceedings based on violation of rights of the kind.

32.	Exclusivity. Original represents that it has no copyright on any software, application, or technological tool developed by PicPay. PicPay is the exclusive owner of everything that it develops and idealizes in relation to this agreement, and which it may register and exploit at its discretion, without any participation or interference of Original, except for the methodology for the grant of credit, the intellectual property of which is owned by Original.

33.	Joint ownership. In case any specific material is developed solely and exclusively of a product of this agreement, the Parties shall define all matters relating to intellectual property.

34.	Confidentiality. Throughout the effectiveness of this agreement and for three (3) years after termination hereof, the Parties shall grant confidential treatment to the negotiations that preceded this agreement and all information it comes to obtain or to which it may be granted access as a result of the activities performed under this agreement, refraining from using it for any purpose other than for normal performance of this agreement.

34.1.	The confidentiality of the information protected by bank or tax confidentiality is not subject to a term and must be permanently observed by the Parties.

34.2.	Confidential Information is any information or document of the Parties, obtained or accessed by the other Party, and covers the personal data and operations of the clients, employees, corporate data, economic and financial information, reports and strategic, technical, legal, accounting, operational, administrative, commercial, financial and economic analyses, as well as intellectual works and software owned by it, obtained by any means (whether orally or in writing, expressly or tacitly), which may be included in any documents, spreadsheets, programs, systems, photographs, reports, physical support, electronic means etc.

34.3.	All Confidential Information shall be kept in a safe place and with access restricted to the professionals of the Parties who need to access such information for performance of their duties.

34.4.	The disclosure of Confidential Information to third parties is conditional upon prior and express consent from the legal representatives of the other Party.

34.5.	The Parties shall immediately inform the other Party of any breach of the confidentiality rules by any person, including unintentional or faulty breach of Confidential Information.

34.6.	In case any of the Parties is required to disclose any Confidential Information due to an administrative or court order, it shall inform the other Party within twenty-four (24) hours, so that it can take the legal measures it may deem necessary. The disclosure without prior information implies the duty to indemnify the other Party.

34.7.	At any time and without prior notice, either Party may request the return of Confidential Information that is in the possession of the other Party, which must immediately return it or destroy it, and it is prohibited from keeping copies of any Confidential information.

34.8.	The return or destruction of the information shall be documented in a statement signed by the Party, under the penalties of law, which shall contain all Confidential Information actually returned/destroyed and the statement that it does not have any copy of that information.

34.9.	The return or destruction of any Confidential Information does not exempt the Party from its duty of confidentiality and other conditions set out in this Agreement, under penalty of indemnifying the other Party.

34.10.	Noncompliance, by any of the Parties or by their representatives or agents, with any rule related to the security, use and disclosure of Confidential Information shall give rise to indemnification in an amount to be defined in the form scheduled for the resolution of disputes.

35.	Labor liability. This Agreement does not establish a labor relationship between the employees of the Parties and the other party. Each Party is exclusively liable for all obligations resulting from the labor law and all amounts due to its employees, including taxes and social-security contributions, even in the event of acknowledgment of the employment relationship of any of its professionals with the other Party, for any reason.

36.	Submission of proofs of payment. The Parties shall present to the other Party, upon request, proofs of payment of salaries, bonuses, payment of social-security contributions and deposits to the Unemployment Compensation Fund (FGTS), or other documents required by law, in relation to employees involved in the activities of this Agreement, in addition to data and information that clearly identify these professionals, the place and period of activity, as well as any other documents that demonstrate their legal qualification, financial health and tax compliance, within a reasonable term compatible with the volume of information requested.

37.	Reimbursement. In the event of acknowledgment of employment relationship between an employee or a third party linked to a Party (employer) vis-à-vis the other Party (not employer) by the Labor Court, the employing Party shall fully reimburse the expenses, costs, attorneys’ fees, fines and court expenses incurred by the non-employing Party as a result of the lawsuits. The employing Party shall acknowledge the debt as its own, crediting the respective amounts to the checking account indicated by the non-employing Party within five (5) business days as from the request.

37.1.	The Parties may not, now or in the future, claim in court, to exempt themselves from their responsibilities, that the defense promoted by the other Party was imperfect or that the case has been unsatisfactorily monitored.

38.	Tax liability. Each Party shall be responsible for paying the respective taxes of which they are taxpayers. If, due to any statutory provision, one of the Parties is responsible for the payment of any tax the taxpayer of which is the other Party, the amount shall be reimbursed by the debtor Party to the creditor Party within five (5) business days.

39.	Anticorruption compliance. The Parties mutually, irrevocably and irreversibly represent that their directors, managers, employees, service providers, including their subcontractors and agents, fully understand and comply with the provisions of the Brazilian and international laws, regulations and normative provisions to which they are subject, the purpose of which is the fight against corruption, bribery and the practice of acts harmful to the Government.

39.1.	For performance of this Agreement, neither Party may offer, give or undertake to give to anyone, or accept or commit to accept from anyone, either on their own account or by means of others, any payment, donation, compensation, financial or non-financial advantages or benefits of any kind that constitute illegal practice and/or corruption, whether directly or indirectly as to the subject matter of this agreement, they and shall also ensure that their directors, managers, employees, service providers, including their subcontractors and agents, act in the same way.

39.2.	The Parties shall maintain their books and/or Digital Accounting Bookkeeping (ECD), records and accounting documents with details and precision sufficiently adequate to reflect the transactions clearly and unambiguously and funds related to this agreement.

39.3.	The Parties mutually ensure each other that they adopt anticorruption policies, processes and procedures in order to guarantee due compliance with the Brazilian and international laws, regulations and normative provisions to which they are subject, with the purpose of combating corruption, bribery and the practice of acts harmful to the Government.

39.4.	In the event that on the Parties becomes involved in inquiries or administrative or judicial proceedings due to the practice of corruption, bribery and/or the practice of acts detrimental to the Government during or in relation to performance of this Agreement, the Party that causes said situation shall assume the respective burden, and shall also present the documents that may assist the other Party in its defense.

39.5.	For purposes of this section, there will be not contractual breach when the involvement of any of the Parties in a situation related to the practice of corruption, bribery and/or the practice of acts harmful to the Government is notorious and of public knowledge at the time of execution of this Agreement.

40.	Supplementary Procedures. The procedures required for performance of all activities shall be defined in technical documents approved by both parties and shall become an integral part of this agreement.

41.	Data security. The parties agree to adopt strict safety mechanisms for the data and electronic communications required for performance of their activities.

42.	Duration of the agreement. This agreement shall be effective for an indefinite term, as from November 27, 2018.

43.	Good faith. During performance of this Agreement, and even after termination hereof, the Parties shall observe the principles of honesty and good faith and the accessory duties of loyalty, information, cooperation and confidentiality.

44.	Place of the activities. The activities of each Party shall be performed at their respective facilities or, according to specific needs, on sites agreed between the Parties, which fact shall not determine any differentiation in the obligations and liabilities attributed to the Parties;

45.	Additional services. Any and all services that do not fall under this agreement and the provision of which results in additional lien to any of the Parties shall be the subject matter of a specific agreement.

46.	COAF. The Parties represent that they have full knowledge of the Law of the Controlling Council of Financial Activities (COAF) of the Ministry of Finance, and they shall comply with and make all decisions within the strict limits of the law and of their internal policies.

47.	Termination of the agreement. This agreement may be terminated:

a)	at the initiative of one of the parties, in which case the party that wishes to terminate the agreement without just cause shall inform the other party at least six (6) months in advance. After the first year of the term of effectiveness of the agreement, the term of the prior notice of termination shall be increased by one (1) month every year or fraction of a year, up to the limit of nine (9) months;

b)	for noncompliance with contractual or statutory obligations; in this case, the innocent Party shall notify the breaching Party in writing and with acknowledgment of receipt, and shall grant a reasonable term, compatible with the complexity of the defaulted obligation, not shorter than thirty (30) days.

c)	by government intervention, in case a liquidator, intervenor or temporary special administrator is appointed for one Party or if a Party suffers intervention, is placed in extrajudicial liquidation or special temporary administration system by any competent government, regulatory or judicial authority, or also if one of the Parties receives notification from the Central Bank or competent authority with the intention of suspending or revoking its authorization to operate;

d)	if one of the parties involves in or facilities any unlawful measure or activity, or associates to a person or entity that adversely affects or threatens to adversely affect the reputation of the other party, except if this involvement is notorious and of public knowledge at the time of execution of this agreement.

e)	due to omission of information, in case one of the parties provides incorrect information to the other or fails to disclose adequate information relating to the transactions, or fails to timely provide the other party with information requested and which the party shall provide under this agreement;

f)	if there is circumstantial evidence that one of the parties is directly or is a means for or assists in the concealment of a person or entity that is involved, tries or threatens to get involved in, or facilitates terrorist activities, narcotraffic, traffic of persons, activities relating to the dissemination of weapons of mass destruction, activities that violate or threaten to violate human rights or principles of national sovereignty, or money laundering to cover any of these activities; or

g)	if there is proof that the acts of one party adversely affect the good image or reputation of the other party; and

h)	if one of the Parties files for court-supervised or out-of-court reorganization or judicial or extrajudicial liquidation, dissolution or bankruptcy, or if any of the above is claimed against it.

47.1.	Procedure for termination. Except in relation to the termination due to the parties’ will, the termination shall be declared in accordance with the procedure for resolution of disputes.

47.2.	Gradual dissolution. In any event of regular or early termination of this agreement, the Parties shall use efforts for the activities to cease gradually, so as to avoid losses to the Users.

47.3.	Force majeure. None of the Parties shall be deemed in default or liable to the other Party for failure in the performance of its obligations if the failure is proven to exclusively result from an event beyond its control, act of God or force majeure or, furthermore, from an act or omission solely attributable to the other Party. This does not prevent termination of the agreement due to involuntary default.

48.	Change in control. In the event of significant change in the control of one of the Parties, the other Party may: i) terminate this agreement as provided in item 37 a); and/or ii) request the return or destruction of all its information, files, and databases exclusively related to such Party, which shall be complied with within sixty (60) days.

49.	Socioenvironmental compliance. The Parties represent and warrant to each other that they:

a)	exercise their activities in accordance with the legislation in force applicable to them, and that they hold the necessary approvals for execution of this Agreement and compliance with the obligations provided for therein;

b)	do not use illegal labor and will not use forced or child labor, either directly or indirectly, through their respective suppliers of products and services;

c)	do not employ children under eighteen (18) years of age, including minor apprentices, in places that are harmful to their education, to their physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and, also, in night shifts, understood as the period between 10 p.m. and 5 a.m.;

d)	do not adopt practices related to activities that imply criminal profit from prostitution or sexual exploitation of vulnerable people;

e)	do not engage in negative discrimination practices and limit access to the employment relationship or maintenance thereof, such as, for example, those motivated by: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy; and

f)	agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, carrying out their activities in compliance with the applicable law with respect to the National Policy on the Environment and Environmental Crimes, as well as with the legal, normative and administrative acts related to the environmental and related areas issued on the Federal, State and Municipal levels.

50.	Representations and warranties. The Parties warrant that:

a)	they have all powers and authority to assume and fulfill the obligations and to consummate the transactions contemplated herein; and

b)	the formalization and performance of this agreement do not imply a breach of any applicable third-party right, law or regulation, or also a violation, breach or default of any contract, instrument or document to which it is a party or by which it any of its assets is linked and/or affected, nor does it depend on obtaining any authorization under any agreement, instrument or document to which it is a party or by which any or any of its assets is linked and/or affected.

c)	the Services shall be provided by qualified technicians and in a professional manner, and they agree to provide the Services in strict compliance with the ethical and professional precepts applicable to the matter, agreeing to provide full satisfaction of the interests of the other party.

d)	they do not have a conflict of interest between them or with any company of their economic groups that could affect the performance of the Services;

e)	they have honest, qualified professionals hired, who are capable of performing the Services and using and implementing all technical requirements described in the documents mentioned in the preceding letter;

f)	the professionals who shall be designated to engage in the activities have training that qualifies them to comply with the statutory and regulatory requirements in effect;

g)	their computer technology environments are equipped with logical protection resources, and are able to ensure full and efficient protection of data and of the communications made by electronic means;

h)	they are fully compliant with the applicable laws and regulations.

51.	Notices between the parties. The notices from one Party to the other shall be sent to the following addressees and addresses:

To PicPay:	To Original:

PICPAY SERVIÇOS S.A.

Avenida Manuel Bandeira, 291, Condomínio Atlas Office Park, Bloco A, 1° andar - escritórios 22 e 23, 2° andar e 3° andar, e Bloco B, 3° andar - escritórios 43 e 44, Vila Leopoldina, São Paulo, CEP 05317-020.

Attn. Legal Department

E-mail: juridico@picpay.com.br

BANCO ORIGINAL S.A. R. Porto União, 295 - Brooklin, São Paulo - SP, 04568-020 mailto: Attn. Legal Department E-mail: juridico@original.com.br

51.1.	The notices may be delivered personally, with proof of receipt by the other Party, or transmitted by telegram/mail, with registration of receipt, posted by mail with acknowledgment of receipt or delivered via the Registry of Deeds and Documents.

51.2.	Considering that, in order to comply with this Agreement, information may be exchanged electronically, the Parties represent to acknowledge the validity of the information and data transmitted electronically and that, according to article 225 of the Civil Code, the mechanical or electronic reproductions of facts or of things make full proof thereof, if the party against whom they are shown does not challenge their accuracy.

51.3.	The Parties may, as necessary, change their representatives and/or addresses for the receipt of notices related to this agreement, giving the other Party notice of such change, in writing, ten (10) days in advance.

52.	Liability for lawsuits. Administrative proceedings or lawsuits against one of the Parties the subject matter of which relates to the activities carried out hereunder shall be informed to the other Party within three (3) days as from receipt of initial communication (service of process) and agrees to provide all necessary information about the case to the Party that is sued within forty-eight (48) hours, even if the lawsuit in question is filed after termination of this agreement.

52.1.	Judgment against one of the parties in the event of failure of the other Parties implies the right of recourse against the breaching Party, as well as the right to full reimbursement for the expenses incurred with the claim, and authorizes the impleader of the breaching Party.

52.2.	In the event of lawsuits the allegation of which is the commission of fraud due to the use of data of clients, the party responsible for incurring the amounts spent with the defense shall always be PicPay, considering that it is liable for the prospection of clients and validation of their record data. In this case, PicPay agrees to reimburse all amounts incurred by Original in its defense and possible adverse award, in case only the latter is a defendant in the lawsuit.

53.	Liability for regulatory and other claims. In the event that any client/user initiates an administrative complaint relating to Virtual Card, in any assistance channel (Bacen, Ombudsman’s Office, Media, Procon, and others), Original shall prepare the answer in accordance with the flow already adopted internally. Thus, PicPay agrees to send to Original, within one (1) business day, any type of claim that is send to it and which relates to the Virtual Card.

53.1.	In case Original needs more data, information and/or documents that are in the possession of PicPay, the Parties hereby agree that they shall mutually assist each other, by sending everything that is necessary for the answer to the client to be prepared, within up to two (2) business days as from the request.

53.2.	If the administrative claim is sent by the client/user to Original, but the grounds thereof are some type of failure in the provision of services for which PicPay is liable, it shall be responsible for the answer to the client/user, as well as, in the event of claim initiated in the Bacen, assist Original for it to have access to all subsidies to prepare the answer to said body.

54.	Entire agreement. This Agreement represents the full and total agreement between the Parties, and it may neither be amended nor changed without the prior and express written consent of the legal representatives of the Parties or of their respective successors, it being understood that the transfer, subcontracting, wholly or in part, of the Services, as well as the assignment of the rights and obligations hereunder without the written consent of the Party shall be prohibited.

55.	Essential elements. The Parties expressly acknowledge that:

a)	full compliance of the obligations agreed hereunder is of fundamental importance for the balance of this agreement, and

b)	the terms and conditions provided for herein are fair and reasonable and have been agreed in accordance with the principles of probity and good faith.

56.	No relationship. This agreement does not create any labor, corporate, tax or any other relationship between the Parties, and each Party shall remain solely responsible for its obligations, pursuant to the provisions of the applicable law.

57.	Invalidity. The declaration of ineffectiveness, nullity or illegality of a provision of this agreement does not imply the ineffectiveness, nullity or illegality of other provisions.

58.	Inexistence of novation. Any tolerance by one of the Parties with respect to the noncompliance or nonperformance of any clause or condition by the other party shall be a mere liberality, and it does not imply novation or waiver of the right to require full compliance with the future obligations.

59.	This Agreement shall prevail over any other documents that may be signed between the Parties that contain the same or a similar subject matter. If there is a conflict between the provisions of this Agreement and those set forth in any of its Supplements, Exhibits or Supplementary Procedures, the first shall prevail.

59.1.1.	The modification of any clause or condition defined in this Agreement, including the definition of limits and/or exceptions of any nature not expressly mentioned herein shall only be valid if stipulated in a Contractual Amendment signed by the legal representatives of both Parties.

RESOLUTION OF DISPUTES

60.	Mediation. In the event of existence of any dispute resulting from the construal or performance of this Agreement, the Parties shall use their best efforts to amicably resolve said dispute. In case the dispute is not resolved, the Parties agree to resolve it by confidential mediation, in accordance with the provisions of the Mediation Regulations of the FGV Mediation and Arbitration Chamber of the Getúlio Vargas Foundation. The Chamber shall present to the Parties a list of its mediators for the parties to designate the mediator who will assist them. The mediation procedure cannot exceed thirty (30) days as from execution of the Instrument of Mediation, it being understood that any of the parties may interrupt it at any time.

61.	Jurisdiction. The Parties elect the Venue of the Judicial District of the Capital City of the State of São Paulo to resolve any doubts originating from this Agreement.

IN WITNESS WHEREOF, the Parties execute this instrument in two (2) counterparts of equal content and form, in the presence of the undersigned witnesses identified below.

São Paulo, March 1, 2021.

DocuSigned by:	DocuSigned by:

/s/ Simao Luiz Kovalski	/s/ Edilson Pereira Jardim

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by:

/s/ Anderson Andrade Chamon do Carmo	/s/ José Antonio Batista Costa

PICPAY SERVIÇOS S.A.

Witnesses:

/s/ Maira Mendes Morais	/s/ Hyde de Melo Gomes Silva
Name: Maira Mendes Morais	Name: Hyde de Melo Gomes Silva
Identity Card (RG): 36845545880	Identity Card (RG): 389037576

Exhibit I – Percentage amount withheld upon settlement

Term of the settlement – in days	Withheld percentage of the transaction amount
1	1.820%
2	1.792%
3	1.763%
4	1.735%
5	1.707%
6	1.679%
7	1.650%
8	1.622%
9	1.594%
10	1.566%
11	1.537%
12	1.509%
13	1.481%
14	1.452%
15	1.424%
16	1.396%
17	1.368%
18	1.339%
19	1.311%
20	1.283%
21	1.254%
22	1.226%
23	1.198%
24	1.170%
25	1.141%
26	1.113%
27	1.085%
28	1.057%
29	1.028%
30	1.000%
31	0.983%
32	0.965%
33	0.948%
34	0.931%
35	0.913%
36	0.896%
37	0.879%
38	0.861%

39	0.844%
40	0.827%
41	0.809%
42	0.792%
43	0.775%
44	0.757%
45	0.740%
46	0.723%
47	0.705%
48	0.688%
49	0.671%
50	0.653%
51	0.636%
52	0.619%
53	0.601%
54	0.584%
55	0.567%
56	0.549%
57	0.532%
58	0.515%
59	0.497%
60	0.480%
61	0.463%
62	0.445%
63	0.428%
64	0.411%
65	0.393%
66	0.376%
67	0.359%
68	0.341%
69	0.324%
70	0.307%
71	0.289%
72	0.272%
73	0.255%
74	0.237%
75	0.220%
76	0.203%
77	0.185%
78	0.168%
79	0.151%
80	0.133%